                        UNITED STATES                        OMB APPROVAL
             SECURITIES AND EXCHANGE COMMISSION       --------------------------
                   Washington, D.C.  20549            OMB Number:      0325-0050
                                                      Expires:  January 31, 2002
                         FORM 12b-25                  Estimated average burden
                                                      hours per response:   2.50
                 NOTIFICATION OF LATE FILING          --------------------------

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                                                           SEC FILE NUMBER

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                                                           CUSIP NUMBER

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                                           Commission File Number
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(Check One):
[ ] Form 10-K   [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

    For Period Ended:     March 31, 2000
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
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  Read Instructions (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

RECYCLING CENTERS OF AMERICA, INC.
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Full Name of Registrant


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Former Name if Applicable

23832 Rockfield Boulevard, Suite 275
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Address of Principal Executive Office (Street and Number)

Lake Forest, California 92630
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City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

         [ ]              (a)     The reasons described in reasonable detail in
                                  Part III of this form could not be eliminated without unreasonable effort or expense;

         [XX]             (b)     The subject annual report, semi-annual
                                  report, transition report on Form 10-K, Form
                                  20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]              (c)     The accountant's statement or other exhibit
                                  required by Rule 12b-25(c) has been attached if applicable.


PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. Accounting detail not completed.


                                   Potential persons who are to respond to the
(Attach Extra Sheets if Needed)    collection of information contained in this
                                   form are not required to respond unless the form displays a currently valid OMB control number.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                      Donald G. Davis                           310               823-8300
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                             (Name)                         (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes [X] No

                 If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       RECYCLING CENTERS OF AMERICA, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    May 16, 2000                   By      /s/ Michael C. Davies
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                                         Michael C. Davies, Chief Financial
                                         Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.